Exhibit 10.1
THIRD AMENDMENT
TO
EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement (“Amendment”) is entered into by and between NutraCea, a California corporation with principal offices at 6720 N. Scottsdale Road, Suite 390, Scottsdale, Arizona 85253 (“NutraCea”) and W. John Short (“Employee”) effective as of July 2, 2010 (the “Effective Date”), as follows.

1.	Background and Purpose.

1.1.           Employment Agreement. NutraCea and Employee are parties to that certain Employment Agreement dated July 6, 2009 (the “Original Agreement”), as amended pursuant to the First Amendment to the Employment Agreement dated July 7, 2009 (the “First Amendment”) and the Second Amendment to the Employment Agreement dated November 6, 2009 (collectively with the Original Agreement and First Amendment, the “Employment Agreement”).

1.2.           Amendment. NutraCea and Employee wish to modify certain of the provisions of the Employment Agreement as set forth in this Amendment.

1.3.           Effective Date. This Amendment shall become effective as of the Effective Date set forth above.

2.     Term and Termination.  The following shall be added to the end of Section 3.1:

“; provided, however, that on the Chapter 11 Exit Date, the Term shall automatically be extended to end on the fourth anniversary of the Chapter 11 Exit Date.  For purposes of this Agreement, the “Chapter 11 Exit Date” shall mean the effective date of the plan of NutraCea’s reorganization under Chapter 11 of the United States Bankruptcy Code (the “Plan of Reorganization”).”

3.     Base Salary. Section 4.1 shall be deleted in its entirety and Section 4.1 shall be replaced with the following provision:

“Employee shall be paid at a rate which, on an annualized basis, equals three hundred thousand dollars ($300,000) per year, as adjusted pursuant to this Section 4.1 (“Base Salary”). The Base Salary shall be subject to normal payroll withholdings and NutraCea's standard payroll practices. Employee's Base Salary shall increase to three hundred and fifty thousand dollars ($350,000) per year commencing June 30, 2010. Commencing on the Chapter 11 Exit Date, Employee’s Base Salary shall increase to three hundred seventy five thousand dollars ($375,000) per year.  Thereafter, for each subsequent Contract Year, Employee’s Base Salary shall be subject to increase as determined by the Compensation Committee of the Board of Directors of NutraCea.”

4.     Relocation Expenses (and related bonus).  The third sentence of Section 4.2.1 shall be deleted in its entirety and replaced with the following provision:

“Provided that Employee relocates his family and family residence to Phoenix, Arizona, Employer shall, by the later of August 31, 2011 or within thirty (30) days of the relocation date, (i) pay to Employee a one-time cash bonus of one hundred and fifty thousand dollars ($150,000), and (ii) reimburse Employee for the documented and reasonable expenses incurred by Employee in moving his primary residence to Phoenix, Arizona, but not including the costs of selling his current family home or purchasing a new home.”

5.     Initial Bonus. Section 4.2.3 shall be deleted in its entirety and replaced with the following provision:

“NutraCea shall pay to Employee a bonus (the “Initial Bonus”) equal to $100,000 in a cash lump sum (net of applicable withholding).  The Initial Bonus shall be paid to Employee within 10 business days following the Chapter 11 Exit Date.  The Initial Bonus provided for herein shall not be subject to forfeiture and NutraCea shall not require its repayment for any reason.”

6.     Chapter 11 Exit Bonus.  A new Section 4.2.4 shall be added to the Agreement and shall provide as follows:

“4.2.4. Chapter 11 Exit Bonus. In lieu of any other bonuses that may be owed by NutraCea to Employee for the 2010 fiscal year (other than the Initial Bonus, the bonus due under Section 4.2.1, and any additional bonus that the Compensation Committee of NutraCea’s Board of Directors may approve), NutraCea shall pay to Employee a bonus (“Chapter 11 Exit Bonus”) equal to $300,000 within 10 business days following the Chapter 11 Exit Date, subject to (a) the determination by the Executive Committee of the Board that sufficient cash exists to fund the Chapter 11 Exit Bonus, and (b) any restrictions imposed by the Plan of Reorganization.”

7.     Chapter 11 Exit Option.  A new Section 4.3.4 shall be added to the Agreement and shall provide as follows:

“4.3.4  Additional Option.  NutraCea shall grant to Employee an option to purchase 5,000,000 shares of NutraCea’s common stock (the “Additional Option”).  The Additional Option shall be granted to Employee on July 7, 2010, and the shares of common stock subject to the Additional Option shall have an exercise price per share equal to the higher of (a) $0.20 per share and (b) the fair market value of a share of NutraCea’s common stock on such date.  Twenty percent (20%) of the Additional Option shall be exercisable on the date of grant; 20% shall become exercisable on the date NutraCea exits Chapter 11; and the remaining 60% shall become exercisable in equal monthly installments on the last business day of each month over the 48 month period immediately following NutraCea’s exit from Chapter 11 (commencing on the last business day of the month in which NutraCea exits Chapter 11).”

7.     Effect of Amendment. Except as specifically set forth in this Amendment, the Employment Agreement shall remain in full force and effect in accordance with its terms.

8.     Modification; Interpretation.  From and after the Effective Date, all references in the Agreement to “the Agreement,” “this Agreement” or any similar reference shall refer to the Agreement as amended by this Amendment.  Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

NutraCea and W. John Short have executed and delivered this Amendment as of the Effective Date set forth above.

NUTRACEA

/s/ Dale Belt
By: Dale Belt
Title: Chief Financial Officer

W. JOHN SHORT

/s/ W. John Short